Putnam Global Natural Resources Fund, August 31, 2004, annual report


Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended August 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $14,813.

72DD1 	Class A	-
		Class B	-
		Class C	-

72DD2	Class M	-
		Class R	-

73A1		Class A	-
		Class B	-
		Class C	-

74A2		Class M	-
		Class R	-

74U1		Class A	8,048
		Class B	3,939
		Class C	644

74U2		Class M	143
		Class R	3

74V1		Class A	22.78
		Class B	21.98
		Class C	22.23

74V2		Class M	22.51
		Class R	22.74